                                                                     EX-99.4

The New York Metropolitan Economy

Summary

Strong growth of the national economy has benefited New York City, causing the New York metropolitan economy to improve significantly in recent years.* In fact, in July of 1996, Inc. Magazine named New York City as the Best Place to Do Business, stating that urban, compact areas promote interaction among companies, suppliers and customers. Manhattan is one of the worlds most important business centers. As the headquarters of 47 Fortune 500 companies, Manhattan is home to more Fortune 500 companies than any other city in the country. In addition to its diverse base of large businesses, Manhattan also has a large base of small companies. The New York City Office of the Comptroller reports that 99.7% of all private sector businesses in New York City had fewer than 500 employees and that these small businesses, representing 70.7% of the private sector work force, added a net total of 68,821 jobs during 1994 and 1995; between the third quarters of 1995 and 1996, almost 22,000 jobs were added at small businesses. Sixty-four of the 100 largest law firms in the country have a presence in Manhattan, and 27 of those are based there. Four of the Big Six accounting firms are headquartered in Manhattan, and three of the four largest U.S. commercial banks are based in Manhattan. In addition, four of the nations ten largest money managers and 23 of the 25 largest securities firms are based in Manhattan. New York City is one of the world's leading cultural centers. It is a world leader in the advertising industry, and it has a large base of nonprofit organizations. It also has the largest consulate community in the world, contributing to its position as an international center of business an politics.

The outlook in the New York metropolitan area is for healthy private sector employment growth through 2001, which should generate significant demand for office space. Within Manhattan, Mayor Giulianis efforts to improve services, reduce taxes and crime, and streamline local government have made this vibrant 24-hour city more attractive to businesses. In addition, office rents in Manhattan are relatively inexpensive when compared internationally with other major cities. In January of 1997, Richard Ellis Company ranked Midtown Manhattan 13th among major business centers around the world in terms of office rents, while downtown Manhattan ranked 37th. Many businesses are expanding within Manhattan or opening local offices, and a number of companies have made long term commitments to Manhattan by purchasing buildings or signing long term leases. The emergence of the new media industry is another major boon for Manhattan because these jobs have a high multiplier effect, generating jobs in related industries, particularly in the services sector.

Economic Overview

Economic growth in the New York metropolitan statistical area (MSA) has strengthened during the past several years. Private sector employment gained an average of almost 44,000 jobs per year during the three years between 1994 and 1996 for an average annual growth rate of 1.4%. Between March of 1996 and 1997, private sector employment growth was 1.9%, which is the strongest growth rate in more than ten years. This 1.9% private sector growth rate represents the addition of more than 61,000 jobs (see Figure 1 and Tables 1 and 2). The New York MSA led the Northeast and ranked eighth in the nation in terms of the number of jobs created in metropolitan statistical areas with more than 250,000 jobs during the twelve months ended in March of 1997. The metropolitan area offers several key competitive advantages, including access to a skilled work force, customers, partners and investors, that make it a strategically advantageous place to do business and which drive private sector employment growth. Similar to each of the prior economic cycles, the New York metropolitan areas economy is going through a reengineering process, characterized by the emergence of several dynamic new industries and the streamlining of older industries, including the public sector. It is primarily knowledge-based industries, such as the securities industry, the new media industry and overall business services, that are benefiting from the areas key

----------
* The New York metropolitan area includes the following counties: Bronx, Kings, New York, Putnam, Queens, Richmond, Rockland and Westchester.


Rosen Consulting Group                                                         1
strengths. Growth in these industries, in turn, is fueling expansion in other sectors of the economy.

The vibrancy of New York City is a function of more than job growth. With about
8.6 million people in 1995 (including 7.4 million in New York City), the metropolitan area ranks second only to Los Angeles in terms of population. Many New Yorkers are highly educated. According to the 1990 Census, about 42% of the population over the age of 25 in New York County had a bachelors degree and almost half of those had a graduate or professional degree, rates that are well above the national average. Manhattan is also a cultural hotspot, with many of the nations and worlds leading restaurants, museums, and a rich concentration of theater and performing arts. Because of the large number of people living and working in such a small area, activity occurs around the clock, making New York a 24-hour city.

CHART 1 [BAR CHART REGARDING PRIVATE EMPLOYMENT IN THE NEW YORK METROPOLITAN STATISTICAL AREA ("MSA") FROM 1971 THROUGH THE FORECAST FOR 1997]


Rosen Consulting Group                                                         2

TABLE 1 [TABLE REGARDING NEW YORK MSA BY SECTOR FROM 1988 THROUGH MARCH 1997]

                                    Table 1
                    New York MSA Employment by Sector (000)

                            1988     1989     1990     1991    1992    1993     1994     1995     1996    Mar 97
                            ----     ----     ----     ----    ----    ----     ----     ----     ----    ------
Total Nonagricultural      4134.8   4138.0   4093.8   3878.8  3772.5  3772.6   3803.2   3820.3   3857.7   3880.0
  % Change                   0.5%     0.1%    -1.1%    -5.3%   -2.7%    0.0%     0.8%     0.4%     1.0%     1.3%
Construction & Mining       153.5    152.4    144.3    123.8   107.8   106.4    110.6    112.1    114.2    109.9
  % Change                            -0.7%    -5.3%   -14.2%  -12.9%   -1.3%     3.9%     1.4%     1.9%     4.2%
Manufacturing               450.3    435.6    410.6    377.1   358.1   348.8    337.6    328.9    318.5    313.4
  % Change                  -2.4%    -3.3%    -5.7%    -8.2%   -5.0%   -2.6%    -3.2%    -2.6%    -3.2%    -2.1%
  Apparel & Textiles        103.4    102.3     96.4     89.7    86.5    83.9     79.3     76.1     73.3     72.1
    % Change                -2.6%    -1.1%    -5.8%    -7.0%   -3.6%   -3.0%    -5.5%    -4.0%    -3.7%    -1.9%
  Printing & Publishing     100.5     98.0     94.5     86.9    82.0    81.9     82.2     82.2     81.3     81.5
    % Change                -3.2%    -2.5%    -3.6%    -8.0%   -5.6%   -0.1%     0.4%     0.0%    -1.1%    -0.1%
T.C.P.U                     245.2    242.9    255.9    245.1   230.8   230.0    228.2    228.9    230.5    232.3
  % Change                   2.0%    -0.9%     5.4%    -4.2%   -5.8%   -0.3%    -0.8%     0.3%     0.7%     1.5%
  Communications*            77.7     23.7     75.8     74.8    70.7    69.6     68.6     68.7     69.4     72.0
    % Change                 1.8%   -69.5%   219.8%    -1.3%   -5.5%   -1.6%    -1.4%     0.1%     1.0%     5.0%
Trade                       758.1    751.7    726.3    676.2   652.9   645.4    653.6    667.6    673.7    670.0
  % Change                  -0.0%    -0.8%    -3.4%    -6.9%   -3.4%   -1.1%     1.3%     2.1%     0.9%     1.3%
  Wholesale Trade           267.1    262.2    253.0    234.9   225.7   219.2    218.9    220.8    217.0    215.9
    % Change                -0.8%    -1.8%    -3.5%    -7.2%   -3.9%   -2.9%    -0.1%     0.9%    -1.7%    -0.5%
  Retail Trade              491.0    489.5    473.3    441.3   427.2   426.3    434.7    446.9    456.7    454.1
    % Change                 0.4%    -0.3%    -3.3%    -6.8%   -3.2%   -0.2%     2.0%     2.8%     2.2%     2.2%
  General Merchandise        67.9     64.0     58.7     53.8    49.2    46.0     43.5     44.2     46.0     44.4
    % Change                -2.0%    -5.7%    -8.3%    -8.3%   -8.6%   -6.5%    -5.4%     1.6%     4.1%    -0.9%
  Apparel & Accessories      52.5     54.1     53.9     50.0    48.9    50.1     51.0     52.8     52.0     50.2
    % Change                 0.6%     3.0%    -0.4%    -7.2%   -2.2%    2.5%     1.8%     3.5%    -1.5%     2.2%
  Eating & Drink Places     155.3    155.5    152.2    140.5   138.1   139.7    145.0    150.0    155.5    155.5
    % Change                 1.3%     0.1%    -2.1%    -7.7%   -1.7%    1.2%     3.8%     3.4%     3.7%     3.7%
F.I.R.E.                    577.4    566.4    555.6    528.1   508.0   505.0    513.3    505.5    504.1    505.6
  % Change                  -1.0%    -1.9%    -1.9%    -4.9%   -3.8%   -0.6%     1.6%    -1.5%    -0.3%      0.9%
  Depository Institutions   185.1    179.7    175.8    163.9   148.3   142.3    139.2    134.0    130.2    127.7
    % Change                 2.8%    -2.9%    -2.2%    -6.8%   -9.5%   -4.0%    -2.2%    -3.7%    -2.8%    -2.7%
  Security Brokers          155.1    147.7    139.5    131.5   133.2   137.8    148.6    147.5    150.0    152.8
    % Change                -3.0%    -4.8%    -5.6%    -5.7%    1.3%    3.5%     7.8%    -0.7%     1.7%     4.0%
Services                   1272.7   1304.8   1309.6   1252.9  1249.0  1275.1   1310.5   1350.6   1401.1   1435.9
  % Change                   1.3%     2.5%     0.4%    -4.3%   -0.3%    2.1%     2.8%     3.1%     3.7%     3.4%

Total Private              3457.1   3453.9   3402.3   3203.2  3106.6  3110.7     3154   3193.8   3242.2   3267.1
  % Change                   0.1%    -0.1%    -1.5%    -5.9%   -3.0%    0.1%     1.4%     1.3%     1.5%     1.9%

Government                  677.7    684.1    691.5    675.6   665.9   661.9    649.2    626.5    615.5    612.9
  % Change                   2.4%     0.9%     1.1%    -2.3%   -1.4%   -0.6%    -1.9%    -3.5%    -1.8%    -1.7%
Local Government            519.7    528.2    532.5    524.5   516.9   515.9    503.4    483.4    478.4    479.2
  % Change                   3.1%     1.6%     0.8%    -1.5%   -1.4%   -0.2%    -2.4%    -4.0%    -1.0%    -1.3%

*According to the bureau of Labor Statistics, employment in this sector was affected by a strike in 1989.
Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)

Rosen Consulting Group                                                         3

TABLE 2 [TABLE REGARDING NEW YORK MSA EMPLOYMENT BY SECTOR - ABSOLUTE CHANGE FOR 1988 THROUGH MARCH 1997]

                                    Table 2
            New York MSA Employment by Sector-Absolute Change (000)

                            1988     1989     1990     1991    1992    1993     1994     1995     1996    Mar 97
                            ----     ----     ----     ----    ----    ----     ----     ----     ----    ------
Total Nonagricultural      4134.8   4138.0   4093.8   3878.8  3772.5  3772.6   3803.2   3820.3   3857.7   3880.0
  Absolute Change            21.2      3.2    (44.2)  (215.0) (106.3)    0.1     30.6     17.1     37.4     50.7
Construction & Mining       153.5    152.4    144.3    123.8   107.8   106.4    110.6    112.1    114.2    109.9
  Absolute Change                     (1.1)    (8.1)   (20.5)  (16.0)   (1.4)     4.2      1.5      2.1      4.4
Manufacturing               450.3    435.6    410.6    377.1   358.1   348.8    337.6    328.9    318.5    313.4
  Absolute Change           (11.0)   (14.7)   (25.0)   (33.5)  (19.0)   (9.3)   (11.2)    (8.7)   (10.4)    (6.6)
  Apparel & Textiles        103.4    102.3     96.4     89.7    86.5    83.9     79.3     76.1     73.3     72.1
    Absolute Change          (2.8)    (1.1)    (5.9)    (6.7)   (3.2)   (2.6)    (4.6)    (3.2)    (2.8)    (1.4)
  Printing & Publishing     100.5     98.0     94.5     86.9    82.0    81.9     82.2     82.2     81.3     81.5
    Absolute Change          (3.3)    (2.5)    (3.5)    (7.6)   (4.9)   (0.1)     0.3      0.0     (0.9)    (0.1)
T.C.P.U                     245.2    242.9    255.9    245.1   230.8   230.0    228.2    228.9    230.5    232.3
  Absolute Change             4.7     (2.3)    13.0    (10.8)  (14.3)   (0.8)    (1.8)     0.7      1.6      3.5
  Communications             77.7     23.7     75.8     74.8    70.7    69.6     68.6     68.7     69.4     72.0
    Absolute Change           1.4    (54.0)    52.1     (1.0)   (4.1)   (1.1)    (1.0)     0.1      0.7      3.4
Trade                       758.1    751.7    726.3    676.2   652.9   645.4    653.6    667.6    673.7    670.0
  Absolute Change            (0.2)    (6.4)   (25.4)   (50.1)  (23.3)   (7.5)     8.2     14.0      6.1      8.8
  Wholesale Trade           267.1    262.2    253.0    234.9   225.7   219.2    218.9    220.8    217.0    215.9
    Absolute Change          (2.2)    (4.9)    (9.2)   (18.1)   (9.2)   (6.5)    (0.3)     1.9     (3.8)    (1.1)
  Retail Trade              491.0    489.5    473.3    441.3   427.2   426.3    434.7    446.9    456.7    454.1
    Absolute Change           2.0     (1.5)   (16.2)   (32.0)  (14.1)   (0.9)     8.4     12.2      9.8      9.9
  General Merchandise        67.9     64.0     58.7     53.8    49.2    46.0     43.5     44.2     46.0     44.4
    Absolute Change          (1.4)    (3.9)    (5.3)    (4.9)   (4.6)   (3.2)    (2.5)     0.7      1.8     (0.4)
  Apparel & Accessories      52.5     54.1     53.9     50.0    48.9    50.1     51.0     52.8     52.0     50.2
    Absolute Change           0.3      1.6     (0.2)    (3.9)   (1.1)    1.2      0.9      1.8     (0.8)     1.1
  Eating & Drink Places     155.3    155.5    152.2    140.5   138.1   139.7    145.0    150.0    155.5    155.5
    Absolute Change           2.0      0.2     (3.3)   (11.7)   (2.4)    1.6      5.3      5.0      5.5      5.5
F.I.R.E.                    577.4    566.4    555.6    528.1   508.0   505.0    513.3    505.5    504.1    505.6
  Absolute Change            (5.6)   (11.0)   (10.8)   (27.5)  (20.1)   (3.0)     8.3     (7.8)    (1.4)     4.7
  Depository Institutions   185.1    179.7    175.8    163.9   148.3   142.3    139.2    134.0    130.2    127.7
    Absolute Change           5.1     (5.4)    (3.9)   (11.9)  (15.6)   (6.0)    (3.1)    (5.2)    (3.8)    (3.6)
  Security Brokers          155.1    147.7    139.5    131.5   133.2   137.8    148.6    147.5    150.0    152.8
    Absolute Change          (4.8)    (7.4)    (8.2)    (8.0)    1.7     4.6     10.8     (1.1)     2.5      5.9
Services                   1272.7   1304.8   1309.6   1252.9  1249.0  1275.1   1310.5   1350.6   1401.1   1435.9
  Absolute Change            16.9     32.1      4.8    (56.7)   (3.9)   26.1     35.4     40.1     50.5     46.6

Total Private              3457.1   3453.9   3402.3   3203.2  3106.6  3110.7     3154   3193.8   3242.2   3267.1
  Absolute Change             5.0     (3.2)   (51.6)  (199.1)  (96.6)    4.1     43.3     39.8     48.4     61.4

Government                  677.7    684.1    691.5    675.6   665.9   661.9    649.2    626.5    615.5    612.9
  Absolute Change            16.2      6.4      7.4    (15.9)   (9.7)   (4.0)   (12.7)   (22.7)   (11.0)   (10.7)
                            519.7    528.2    532.5    524.5   516.9   515.9    503.4    483.4    478.4    479.2
                             15.6      8.5      4.3     (8.0)   (7.6)   (1.0)   (12.5)   (20.0)    (5.0)    (6.5)

*According to the Bureau of Labor Statistics, employment in the sector was affected by a stike in 1989. Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)


Rosen Consulting Group                                                         4

From a quality of life perspective, Mayor Giulianis efforts to improve city services, reduce taxes and crime, and streamline city government are paying off. Crime is down dramatically in New York City, particularly compared to national crime trends (see Figure 2). Preliminary estimates for 1996 show that New York City ranked 159th for total crime among the 198 largest U.S. cities. New York City ranked lower than Atlanta (1), Miami (8), Phoenix (42), Milwaukee (83) and Philadelphia (114). According to the New York City Police Department, New York Citys crime rate decreased 16% during 1996, and the seven felony categories have declined a cumulative 39% since 1993. This decrease is greater than any other large U.S. city during the last three years. Several factors arecontributing to this decline including increased drug enforcement efforts and police redeployment to problem areas. The drastic reduction in crime has been a boon to the tourism industry, which has experienced strong gains in visitor volume, spending and hotel occupancy. In turn, reduced crime and more tourism activity has stimulated after-business-hours activities such as theater, dining and clubs, reinforcing New Yorks reputation as a 24-hour city.

CHART 2 [CHART REGARDING NEW YORK CITY CRIMES REPORTED (per thousand inhabitants for 1950 THROUGH 1995]

Much of the recent job growth has occurred at small companies, defined as businesses with fewer than 500 employees. Following the recession of the early 1990s, job growth at small firms recovered quickly, while large companies languished. According to the New York City Office of the Comptroller, between 1984 and 1995, small businesses added 43,034 jobs, while large businesses lost 103,112 jobs. Growth in recent years has been the strongest. During 1994 and 1995, small businesses added 68,821 jobs, while large companies lost a small number of jobs during this period, and between the third quarters of 1995 and 1996 (the most recent period for which data is available), small businesses gained almost 22,000 jobs. About 99.7% of the businesses in New York City are small businesses. About 90% of these small businesses employ fewer than 20 people, about 6.3% employ 20 to 50 people, 2.1% employ 50 to 100 people, and only 1.6% employ 100 to 500 people. Many of these small businesses occupy Class B office space. During 1996, 47% of the Class B leasing activity in Manhattan was for blocks of space of less than 20,000 square feet, illustrating the strong demand for Class B space by smaller tenants.


Rosen Consulting Group                                                         5

The Services Sector

The single fastest-growing employment sector in the New York metropolitan economy is the services sector, which grew at a strong rate of 3.4% during the year ended in March of 1997. With more than 1.4 million jobs, the services sector currently represents 37% of the New York metropolitan areas total employment base and 44% of its private sector employment base. Between 1992 and 1996, about 152,000 new jobs were created in the services sector (see Figure 3).

One of the largest components of the services industry is business services, with about 285,000 jobs as of March 1997, representing 19.9% of total services employment. Fueling growth in the business services sector are the advertising industry, the increased demand for computer programmers as well as the trend towards hiring temporary workers as a way to maintain corporate flexibility and, thus, to lower payroll costs. New York Citys Madison Avenue dominates the worlds advertising industry. Agencies in New York account for about half of all advertising billings worldwide, and about one of every three advertising professionals in America works in New York City. Other components of the business services sector are the audio recording and the software industries. Accordingly, the entertainment and information technology industries contribute to the rapid growth within business services. Between 1992 and 1996, growth in business services, fueled by the overall health of the local economy, averaged a robust 4% per year, and between March of 1996 and 1997, business services grew 6.1% (see Table 3).

CHART 3 [Bar chart regarding Absolute change in Services Employment for the New York MSA for 1971 through the forecast for 1997]


Rosen Consulting Group                                                         6

TABLE 3 [Table regarding New York MSA Services Sector Employment from 1988 through March 1997]

                                    Table 3
                 New York MSA Services Sector Employment (000)

                            1988     1989     1990     1991    1992    1993     1994     1995     1996    Mar 97
                            ----     ----     ----     ----    ----    ----     ----     ----     ----    ------
Services                   1272.7   1304.8   1309.6   1252.9  1249.0  1275.1   1310.5   1350.6   1401.1   1435.9
  % Change                   1.3%     2.5%     0.4%    -4.3%   -0.3%    2.1%     2.8%     3.1%     3.7%     3.4%
  Business Services         289.1    292.6    278.6    243.0   233.9   240.2    248.4    254.7    273.7    285.2
    % Change               -11.1%     1.2%    -4.8%   -12.8%   -3.7%    2.7%     3.4%     2.5%     7.5%     6.1%
  Health Services           286.3    295.0    305.2    318.6   328.7   338.9    346.3    356.6    362.5    365.8
    % Change                 3.3%     3.0%     3.5%     4.4%    3.2%    3.1%     2.2%     3.0%     1.7%     1.7%
  Socal Services            130.9    135.7    142.3    146.0   153.3   159.6    166.0    169.4    171.7    173.7
    % Change                 2.1%     3.7%     4.9%     2.6%    5.0%    4.1%     4.0%     2.0%     1.4%     1.4%
  Engin. & Mgmt. Svcs.      109.6    114.0    113.7    100.9    98.4   100.3    102.9    106.0    111.1    114.4
    % Change                          4.0%    -0.3%   -11.3%   -2.5%    1.9%     2.6%     3.0%     4.8%     5.8%
  Educational Services      112.7    114.3    115.0    111.3   109.7   110.6    114.2    121.5    130.2    140.9
    % Change                 4.3%     1.4%     0.6%    -3.2%   -1.4%    0.8%     3.3%     6.4%     7.2%     3.1%
  Legal Services             74.9     79.8     80.9     76.5    74.6    74.4     73.8     72.7     73.1     73.1
    % Change                 4.2%     6.5%     1.4%    -5.4%   -2.5%   -0.3%    -0.8%    -1.5%     0.6%     1.4%
  Membership Orgs.           62.4     63.1     63.5     61.6    61.1    61.7     62.1     63.0     64.4     65.7
    % Change                 2.1%     1.1%     0.6%    -3.0%   -0.8%     1.0%    0.6%     1.4%     2.2%     1.4%
  Hotels & Lodging           38.2     39.3     38.8     35.7    35.7    35.1     35.7     36.7     37.1     36.9
    % Change                 4.1%     2.9%    -1.3%    -8.0%    0.0%   -1.7%     1.7%     2.8%     1.1%     1.9%
  Amusement & Recr.          51.6     54.1     55.4     51.1    51.3    47.7     45.5     47.9     49.5     49.6
    % Change                13.4%     4.8%     2.4%    -7.8%    0.4%   -7.0%    -4.6%     5.3%     3.3%     6.9%
  Motion Pictures            23.7     24.6     25.9     25.2    21.9    25.9     34.2     38.2     41.2     43.7
    % Change                          3.8%     5.3%    -2.7%  -13.1%   18.3%    32.0%    11.7%     7.9%     8.2%

Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)

One very active area of small business creation is a new industry called new media that is centered south of 41st Street in Midtown Souths Silicon Alley. The new media industry is a cross-disciplinary industry combining elements of computing technology, telecommunications and media content (information, entertainment, personal/group communications and transactions) to create products and services which can be used interactively by consumers and business users. The compnies which work in this industry include entertainment software, online/Internet services, CD-ROM title developers, and web site designers. In addition, advertising and publishing companies participate in the industry, although their core businesses remain outside new media in traditional business lines. Roughly 1,250 firms in Manhattan belong to the new media industry, and employment growth is expected to be a dramatic 30% per year through 1998. This industry is expected to become a major growth sector in the Manhattan economy for several reasons: (i) the focus of interactive media development is shifting from CD-ROM to the World Wide Web, the authoring technology of which has been more available to content creators; (ii) Manhattan is the home for many major media companies (broadcast, cable TV networks, magazine and book publishing) and these companies are moving the new media industry from experimentation to a more mainstream role in multiple-media strategies; and (iii) Manhattan is the center of the advertising industry, and advertising revenue is increasingly one of the key drivers of the new media industry. Strong growth in the new media industry will have major multiplier effects for the overall Manhattan economy. The direct benefits of growth in this industry will flow to business services and to the broadcast, publishing and advertising industries, all of which are concentrated in Manhattan.


Rosen Consulting Group                                                         7

Other important components of the service sectors are legal services, engineering and management services and membership organizations. Together, these three subsectors added about 8,200 jobs between March of 1996 and 1997, many of which occupy office space (see Table 4). Legal services is the third most highly concentrated industry in the New York metropolitan area (see Table
5). According to the National Law Journal, 64 of the 100 largest law firms have a presence in Manhattan, and 27 of those firms are based in Manhattan. In addition, hundreds of other domestic and international law firms are located in Manhattan. In the engineering and management services sector, four of the Big Six accounting firms have their national headquarters in Manhattan, and many of the worlds foremost management consulting firms are located in Manhattan. In addition, about 20,000 nonprofit organizations are based in New York City, ranging from cultural groups and trade associations to research facilities.

TABLE 4 [TABLE Regarding New York MSA Services Sector Employment - Absolute Growth from 1988 through March 1997]

                                    Table 4
         New York MSA Services Sector Employment-Absolute Growth (000)

                            1988     1989     1990     1991    1992    1993     1994     1995     1996    Mar 97
                            ----     ----     ----     ----    ----    ----     ----     ----     ----    ------
Services                   1272.7   1304.8   1309.6   1252.9  1249.0  1275.1   1310.5   1350.6   1401.1   1435.9
  % Change                   16.9     32.1      4.8    (56.7)   (3.9)   26.1     35.4     40.1     50.5     46.6
  Business Services         289.1    292.6    278.6    243.0   233.9   240.2    248.4    254.7    273.7    285.2
    % Change                (36.1)     3.5    (14.0)   (35.6)   (9.1)    6.3      8.2      6.3     19.0     16.5
  Health Services           286.3    295.0    305.2    318.6   328.7   338.9    346.3    356.6    362.5    385.8
    % Change                  9.2      8.7     10.2     13.4    10.1    10.2      7.4     10.3      5.9      6.0
  Social Services           130.9    135.7    142.3    146.0   153.3   159.6    166.0    169.4    171.7    173.7
    % Change                  2.7      4.8      6.6      3.7     7.3     6.3      6.4      3.4      2.3      2.4
  Engin. & Mgmt. Svcs.      109.6    114.0    113.7    100.9    98.4   100.3    102.9    106.0    111.1    114.4
    % Change                           4.4     (0.3)   (12.8)   (2.5)    1.9      2.6      3.1      5.1      6.3
  Educational Services      112.7    114.3    115.0    111.3   109.7   110.6    114.2    121.5    130.2    140.9
    % Change                  4.6      1.6      0.7     (3.7)   (1.6)    0.9      3.6      7.3      8.7      4.3
  Legal Services             74.9     79.8     80.9     76.5    74.6    74.4     73.8     72.7     73.1     73.1
    % Change                  3.0      4.9      1.1     (4.4)   (1.9)   (0.2)    (0.6)    (1.1)     0.4      1.0
  Membership Orgs.           62.4     63.1     63.5     61.6    61.1    61.7     62.1     63.0     64.4     65.7
    % Change                  1.3      0.7      0.4     (1.9)   (0.5)    0.6      0.4      0.9      1.4      0.9
  Hotels & Lodging           38.2     39.3     38.8     35.7    35.7    35.1     35.7     36.7     37.1     36.9
    % Change                  1.5      1.1     (0.5)    (3.1)    0.0    (0.6)     0.6      1.0      0.4      0.7
  Amusement & Recr.          51.6     54.1     55.4     51.1    51.3    47.7     45.5     47.9     49.5     49.6
    % Change                  6.1      2.5      1.3     (4.3)    0.2    (3.6)    (2.2)     2.4      1.6      3.2
  Motion Pictures            23.7     24.6     25.9     25.2    21.9    25.9     34.2     38.2     41.2     43.7
    % Change                           0.9      1.3     (0.7)   (3.3)    4.0      8.3      4.0      3.0      3.3

Sources: Bureau of Labor Statistics, Rosen Consulting Group (RCG)


Rosen Consulting Group                                                         8

TABLE 5 [TABLE Regarding New York MSA Location Quotients (which measures the regional concentration of employment in a particular industry)]

                                    Table 5
                        New York MSA Location Quotients

Sector                                                      Location Quotient*
------                                                      ------------------
Security and Commodity Brokers                                      8.59
Apparel and Other Textile Products                                  2.68
Legal Services                                                      2.43
Motion Pictures                                                     2.43
Social Services                                                     2.22
Educational Services                                                2.02
Depository Institutions                                             1.99
Local and Interurban Passenger Transit                              1.93
Miscellaneous Manufacturing Industries                              1.91
Printing and Publishing                                             1.65
Communications                                                      1.55
Apparel and Accessory Stores                                        1.46
Total Local Government                                              1.23
Engineering & Management Services                                   1.19
Business Services (Incl. advertising, software & temp. workers)     1.18
Health Services                                                     1.17
Insurance Carriers                                                  1.16
Wholesale Trade                                                     1.02
Amusement & Recreation Services                                     1.01

* A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry X in a given region divided by the percentage of total employment in industry x nationally.

Sources: U.S. Bureau of Labor Statistics, Rosen Consulting Group (RCG)

Motion pictures is another highly concentrated industry in the New York metropolitan area. This is an export-oriented industry that has a large multiplier affect on the local economy. Among the largest employers in New York City are several major media and broadcasting companies, including Time Warner, Westinghouse Electric, which owns CBS, and Walt Disney Company, which owns Capital Cities/ABC (see Table 6). The motion picture industry alone added 19,300 new jobs between 1992 and 1996 in the New York MSA, representing stunning growth averaging 17.1% per year.

The amusement and recreation services sector and hotel and lodging industry both benefit from tourism and visitor spending. New York has a plethora of theater and performing arts, which fuels growth in amusement and recreation. It is home to some of the world's most famous museums, including the Metropolitan Museum of Art, the Museum of Modern Art, the Guggenheim Museum, the Whitney Museum and the Museum of Natural History. In the tourism industry, during 1996, total visitor volume increased 1.8% to 30.3 million people, following growth of 3.0% during 1995. Visitor spending rose 5.4% to about $13 billion in 1996. This represents roughly 3.8% of the gross city product of $343.1 billion. Visitor volume and spending has benefited substantially from the dramatic decline in crime in


Rosen Consulting Group                                                         9

Table 6 [Table listing New York City's Top Employers by Employees]

                                    Table 6
                          New York City Top Employers

Rank   Firm                                 Employees      Sector
----   ----                                 ---------      ------
1      Chase Manhattan Corp.                 31,000        Banking
2      NYNEX Corp.                           25,000        Telecommunications
3      Citicorp                              19,000        Banking
4      Columbia University                   14,800        Education
5      Consolidated Edison of NY             14,700        Utility
6      New York University                   14,000        Education
7      Travelers Group                       12,000        Insurance/Financial
8      Time Warner, Inc.                     10,400        Media
9      Merrill Lynch & Company                8,900        Financial Services
10     Bank of New York                       8,600        Banking
11     New York Times                         8,200        Publisher
12     American Airlines                      7,900        Airline
13     J.P. Morgan & Company                  7,200        Financial Services
14     Bankers Trust New York                 7,150        Banking
15     Morgan Stanley                         5,800        Financial Services
15     Bear Stearns                           5,800        Financial Services
16     Lefrak Organization                    5,700        Real Estate Developer
17     Walt Disney Company                    5,500        Entertainment
18     Metropolitan Life Insurance Co.        5,150        Insurance
19     American International Group           4,950        Insurance
20     Federated Department Stores            4,900        Retail
20     Equitable Companies                    4,900        Insurance/Financial
21     Westinghouse Electric Corp.            4,800        Broadcasting

Source: ND International Trade

New York City over the past three years. Reflecting the strength of visitor spending, the hotel and lodging industry is enjoying strong revenue growth. Hotel occupancy was up to 81.5% in 1996 from 79.5% in 1995 and the average daily room rate rose 10% to $170.50 during 1996 (see Figures 4 and 5). The number of hotel room nights filled grew from 14.8 million in 1993 to 17.6 million in 1996, representing a gain of 6% per year (see Figure 6).

While health, social and educational services re mainly population-serving and thus do not create many office-occupying jobs, they contribute to growth in New Yorks economy. Health services added about 6,000 jobs between March of 1996 and 1997, even though growth in this sector has been tempered in recent years by restructuring in the Citys public and private health industry. Among the leading medical facilities in Manhattan area Columbia-Presbyterian and Cornell Medical Centers and Memorial Sloan-Kettering Cancer Center. Manhattan is also home to several internationally recognized universities, including Columbia University, New York University, Rockefeller University and Fordham University. These and other local institutes graduate thousands of students each year, creating a large, high-level professional talent pool for New York employers.


Rosen Consulting Group                                                        10

CHART 4 [Bar chart regarding New York City Hotel Occupancy Rates from 1990 through 1996]

Chart 5 [Bar chart regarding New York City Average Daily Hotel Rate for 1990 through 1996]

Chart 6 [Bar chart regarding New York City Hotel Room Nights Filled from 1991 through the forecast for 1997]


Rosen Consulting Group                                                        11

The Trade Sector

In absolute numbers, the trade sector is the second largest and fastest growing part of the metropolitan economy, with a gain of 8,800 jobs during the year ended in March 1997 for a 1.3% growth rate. About 68% of the metropolitan areas trade jobs are in the retail sector, where growth was an even stronger 2.2% during the 12 months ended in March of 1997. The retail industry has benefited from improved city services, reduced crime and an increase in the number of visitors and their spending volume. The improved health of the New York economy has stimulated spending by locals, and with about 169,000 households with income exceeding $150,000 per year, many New York City residents have significant disposable income with which to purchase goods and services. Increased spending by locals combined with a higher level of visitor spending caused retail sales growth in New York City to average 3.2% between 1994 and 1996, following four years of declining retail sales (see Figure 7).

Chart 7 [Chart regarding New York City's Annual Percent Change in Retail Sales from 1967 through 1996]

Attesting to the strength of the retail trade sector, a number of retailers are expanding in New York City and are adding new employees. Not only are big box discount retailers establishing a niche, but upscale designers are opening outlets. Kmart has opened stores on 34th Street west of 7th Avenue and at Astor Place in the North of Houston Street (NoHo) area. Upscale designers and manufacturers, such as Calvin Klein, Armani and Valentino, are also opening retail stores. Demand from designers has reportedly caused rents on Madison Avenue to rise 15% during each of the past three years to more than $300 per square foot per year. In some cases, rents are $400 per square foot per year on upper Madison Avenue and $500 per square foot on Fifth Avenue. Retail development is also moving into the downtown and Times Square areas. In downtown, Borders Books and Music has a new store in the World Trade Center, and in the Times Square area, Forest City/Ratner is building a 25-screen AMC multiplex with a Madame Tussauds Wax museum that will contain 325,000 square feet of retail space. Next to this project, Disney has redeveloped the New Amsterdam Theatre. Also in the Times Square area, the Ford Motor Company will open a new 1,839-seat theater called the Ford Center for Performance Arts in the first quarter of 1998.


Rosen Consulting Group                                                        12

In addition, Tishman Urban Development is building the 193,000 square-foot E-Walk retail complex in Times Square, and as part of the E-Walk project, Disney plans to build a 45-tory hotel. The redevelopment of Times Square is expected to eventually create 20,000 jobs and to generate significant new taxes.

Finance, Insurance and Real Estate Employment

Following several years of acquisitions and mergers in the commercial banking industry, employment in the metropolitan areas overall finance, insurance and real estate (FIRE) sector has turned the corner, with a 0.9% gain between March of 1996 and 1997. Half of New York Citys top 23 employers are financial institutions (see Table 6). According to Pensions and Investments magazine, four of the ten largest money managers in the United States, ranked by total assets, are based in Manhattan, and the Securities Industry Association reports that 23 of the 25 largest U.S. securities firms are based in Manhattan. In addition, according to The American Banker, three of the nations top four commercial banks are based in Manhattan.

Consolidation has occurred among some FIRE sector industries, including commercial banks and insurance companies. Commercial banks have consolidated to be competitive with non-bank institutions that now offer bank-like depository and lending services. For example, the merger of Chase Manhattan Bank and Chemical Banking Corporation is causing the loss of 4,000 jobs in the greater New York area. Because many of these jobs are retail banking jobs, such as tellers, the effect on the office market has been minimized. On a positive note for the FIRE sector, the consolidation of commercial banks has created a much more competitive set of players in New York City, and in some cases, consolidation of FIRE sector employers has translated to new jobs for New York City. The consolidation of Mutual of New Yorks operations has resulted in the relocation of 350 jobs to New York City. Other companies in the FIRE sector, specifically international banks, are increasing their presence in Manhattan. Foreign financial institutions, such as Deutsche Bank and UBS Securities, have been hiring aggressively in Manhattan.

The securities industry represents 4% of the overall employment base in the metropolitan area. Although it represents only a small part of the economy, this industry is highly concentrated in the New York metropolitan area, and many of the worlds most active underwriters are based in Manhattan or have a strong presence there. Others, such as San Francisco-based Montgomery Securities, have fairly recently established a presence in Manhattan. Wall Street accounts for almost 14% of the citys total wages. Because per person wages on Wall Street average $150,000, the multiplier effect of these jobs on other employment sectors is large. The number of jobs in the securities and commodities brokers employment sector in the New York metropolitan area increased an average of 2.7% per year between 1991 and 1996, rising from a recession trough of 131,500 in 1991 to 152,800 jobs in March of 1997. Growth in this industry was instrumental in turning the New York metropolitan economy around following the recession in the early 1990s.

The securities industry has been very strong, and the recent acceleration of initial public offerings and other investment banking activities should lead to additional growth in this industry. In the long term, both the finance and secuities industries will contribute to local economic growth because of New Yorks position as an international center of finance and securities innovation.

The Transportation, Communications, Public Utilities and Manufacturing Sectors

Employment in the New York metropolitan areas transportation, communications and public utilities (TCPU) sector increased 1.5% between March of 1996 and 1997. The communications part of this sector has been affected by the merger of several Bell operating companies across the nation, the merger of cable and entertainment firms, of publishers and broadcasters and of broadcasters and entertainment firms. Some of the mergers have resulted in new jobs for the New York metropolitan area as companies consolidate operations from other cities. For example, the combined Bell Atlantic and Nynex will be headquartered in New York City.

The New York metropolitan area has gradually shed manufacturing jobs. Because New York is an


Rosen Consulting Group                                                        13
urban center with high operating costs and difficult transportation access, it is an unfavorable site for manufacturing, and many traditional manufacturers have relocated. Both textiles and publishing have moved out of the city. Many manufacturing firms have returned a large volume of industrial space to the market, with such space gradually being converted to office or residential uses. An increasing proportion of the manufacturing jobs in New York are actually white-collar management or staff positions.

The Public Sector

New York Citys government is reinventing itself. About 78% of the metropolitan areas total government employment is in local government, and the remaining 22% is state and federal government employment. Intense efforts to streamline the government and to provide services more efficiently have caused local government employment to decline by about 53,300 jobs, or 10.0%, between 1990 and March of 1997.

The strong growth in private sector employment, coupled with a much more disciplined approach to city services and expenditures, have resulted in both a greatly improved outlook for New York Citys budget and higher quality of city services. In May, Mayor Giuliani announced a New York City budget surplus of $856 million for the fiscal year ending June 30, 1997. This increase in revenues comes in spite of reduced taxes. Among the taxes that have been reduced or eliminated are the commercial occupancy tax (on tenants), taxes on proprietorships and partnerships, hotel occupancy taxes, transfer taxes and gains taxes.

The overall business climate in New York has improved significantly as a result of both private sector initiatives and public sector programs. The most visible private sector initiatives have been the Business Improvement Districts (BIDs). A BID is formed by a group of employers in a geographic area with the express purpose of improving the business environment in the area through heightened security, improved street cleaning and lighting and other business-enhancing services. Following on the success of three large BIDs in the Grand Central Terminal, Penn Station and Times Square areas, approximately 33 additional BIDs in New York City have been created.

In addition, a number of public sector efforts have been launched to improve New York Citys business environment, specifically to retain the existing base of employers and attract additional employers. For example, the New York Economic Development Department has been involved with 23 transactions since mid-1994, amounting to the retention of 55,482 jobs as of November of 1996. Most recently, in April of 1997, Standard & Poor's Corporation agreed to keep its 2,057 employees in Manhattan through the year 2019 in exchange for a package of tax incentives and energy discounts.


Rosen Consulting Group                                                        14

New York also has a large diplomatic community, affiliated with the United Nations and local consulates. A report published by the New York City Commission for the United Nations and Consular Corps reported that the United Nations Headquarters, Agencies, Missions and Consulates spent about $1.5 billion in the New York metropolitan area during 1994 with an indirect impact of $3 billion. New York City also hosts the largest Consulate community in the world, which attracts private sector foreign businesses. The large diplomatic community contributes to New York's position as an important international center of business and politics.

Employment Outlook

The outlook for the New York metropolitan economy is strong. Private sector employment in the metropolitan area will grow at a 1.3% rate in 1997 and 1998 and will continue to increase at about 1.0% annually through 2001 (see Table 7). The strong growth of the national economy will fuel activity in the finance sector, which includes the securities industry. However, much of the growth will continue to occur in the services sector, especially in industries such as advertising, law, software, motion pictures, hotels and tourism. Specifically, because of the large number of corporate headquarters in New York and the citys position as the center for much of the intellectual and creative aspects of business, local business services such as advertising will benefit disproportionately from continued strong growth in the national economy. Strong growth in small businesses, such as those in the new media industry, will further enhance the growth prospects for business services and, generally, other industries which provide services to businesses.

Table 7 [Table regarding New York MSA Employment Forecast from 1995 through the forecast for 2001]

                                    Table 7
                     New York MSA Employment Forecast (000)

                        1995     1996     1997f    1998f    1999f    2000f     2001f
                        ----     ----     -----    -----    -----    -----     -----
Total Nonagricultural  3820.3   3857.7   3898.6   3942.6   3982.7   4012.5   4047.0
  % Change                        1.0%     1.1%     1.1%     1.0%     0.7%     0.9%
Construction & Mining   112.1    114.2    114.2    112.9    112.3    112.6    113.3
  % Change                        1.9%     0.0%    -1.1%    -0.6%     0.3%     0.6%
Manufacturing           328.9    318.5    309.6    302.8    296.7    292.0    286.7
  % Change                       -3.2%    -2.8%    -2.2%    -2.0%    -1.6%    -1.8%
T.C.P.U                 228.9    230.5    230.7    230.7    231.4    231.9    231.7
  % Change                        0.7%     0.1%     0.0%     0.3%     0.2%    -0.1%
Trade                   667.6    673.7    675.0    679.1    683.9    685.9    688.6
  % Change                        0.9%     0.2%     0.6%     0.7%     0.3%     0.4%
F.I.R.E.                505.5    504.1    506.6    509.2    511.7    512.7    514.3
  % Change                       -0.3%     0.5%     0.5%     0.5%     0.2%     0.3%
Services               1350.6   1401.1   1448.7   1493.6   1532.5   1563.1   1597.5
  % Change                        3.7%     3.4%     3.1%     2.6%     2.0%     2.2%

Total Private          3193.8   3242.2   3284.9   3328.3   3368.4   3398.2   3432.1
  % Change                        1.5%     1.3%     1.3%     1.2%     0.9%     1.0%

Government              626.5    615.5    613.7    614.3    614.3    614.3    614.9
  % Change                       -1.8%    -0.3%     0.1%     0.0%     0.0%     0.1%

Sources:  Bureau of Labor Statistics, Rosen Consulting Group (RCG)


Rosen Consulting Group                                                       15

The Office Market

Summary

Manhattan is the largest office market in the country, with an overall stock of more than 375 million square feet in the Midtown, Midtown South and Downtown submarkets. The amount of space in Manhattan exceeds the combination of the next six largest central business districts in the nation, those of Chicago, the District of Columbia, Boston, San Francisco, Philadelphia and Los Angeles. Within Manhattan, 45.7% of the space is classified as Class B space (see Table
8)*. Almost 74% of the Class B space is located in the Midtown and Midtown South submarkets combined, and about one fourth of the Class B space located in Downtown**.

TABLE 8 [Table regarding Mahattan Office Market Overview Showing Class A and B stock, Class A and B 1st Quarter Vacancy Rates and 1st Quarter Rents per square foot, for different areas of Mahattan]

--------------------------------------------------------------------------------

                                    Table 8
                        Manhattan Office Market Overview

                           % of Stock      1Q97 Vacancy Rate      1Q97 Rent/SF
                       -----------------   -----------------   -----------------
                       Class A   Class B   Class A   Class B   Class A   Class B
                       -------   -------   -------   -------   -------   -------
MT + MTS                70.2%     73.9%     10.6%     11.7%     $35.49    $23.88
Midtown (MT)            67.9%     48.3%     10.4%     11.6%     $35.93    $25.87
Midtown South (MTS)      2.4%     25.7%     17.2%     11.9%     $27.84    $20.21
Downtown                29.8%     26.1%     15.2%     18.0%     $28.54    $21.94

Total                   54.3%*    45.7%*    12.0%     13.3%     $32.87    $23.20

* Represents proportion of total Class A + Class B Stock
Sources: RELocate, Rosen Consulting Group (RCG)

--------------------------------------------------------------------------------

Improved job growth in recent years, resulting from the recovery of the national and New York metropolitan economies, has caused office market conditions in Manhattan to strengthen. The overall Class B vacancy rate fell from 17.8% in 1992 to 13.3% in the first quarter of 1997, a rate that is only modestly higher than the Class A vacancy rate of 12.0% (see Table 9). At 11.6%, Midtown has the lowest Class B vacancy rate, followed by Midtown South, with an 11.9% Class B vacancy rate. When combined, the first quarter 1997 Class B vacancy rate for Midtown and Midtown South is 11.7%. Contributing to demand in the Midtown area are existing Midtown Manhattan businesses that are expanding, as well as some traditional Downtown tenants, such as banks and securities firms, which have moved to Midtown in search of greater amentiies and improved access to transportation.


Rosen Consulting Group                                                        16

Table 9 [Table regarding Summary of Manhattan Office Market Vacancy Rates for 1991 through the forecast for 2001]


                                    Table 9

                Summary of Manhattan Office Market Vacancy Rates

                      1991   1992   1993   1994   1995   1996   1Q97  1997f  1998f  1999f  2000f  2001f
                      ----   ----   ----   ----   ----   ----   ----  -----  -----  -----  -----  -----
Class B
Total                17.0%  17.8%  17.4%  15.6%  15.1%  13.1%  13.3%  11.6%  10.4%   9.4%   8.6%   7.7%
MT + MTS             15.7%  17.3%  16.4%  14.0%  12.8%  11.5%  11.7%   9.9%   8.8%   7.7%   6.9%   6.0%
Midtown (MT)         15.0%  16.8%  15.9%  14.2%  12.9%  11.3%  11.6%   9.8%   8.6%   7.5%   6.7%   5.8%
Midtown South (MTS)  17.1%  18.1%  17.4%  13.7%  12.8%  11.9%  11.9%  10.3%   9.1%   8.1%   7.3%   6.4%
Downtown             20.7%  19.3%  20.3%  20.2%  21.3%  17.8%  18.0%  16.2%  15.0%  14.0%  13.2%  12.3%

Class A
Total                18.1%  15.7%  14.8%  14.8%  15.2%  13.3%  12.0%  11.0%   9.3%   8.4%   7.7%   6.8%
MT + MTS             17.8%  14.4%  13.2%  13.6%  14.6%  12.2%  10.6%   9.9%   8.2%   7.6%   7.1%   6.4%
Midtown (MT)         18.3%  14.8%  13.6%  12.1%  14.3%  12.0%  10.4%   9.7%   7.9%   7.4%   6.9%   6.3%
Midtown South (MTS)   3.4%   2.6%   2.7%  55.9%  23.1%  18.6%  17.2%  16.2%  14.5%  13.0%  11.8%  10.5%
Downtown             18.8%  18.9%  18.5%  17.5%  16.8%  15.9%  15.2%  13.6%  11.9%  10.3%   9.2%   7.9%

Sources:  RELocate, Rosen Consulting Group (RCG)

During the next several years, overall market conditions will tighten further, Class A rents will rise, and tenants will have fewer options for available Class A space. As a result, we anticipate that demand for Class B space will increase, especially in buildings with modern infrastructure and good locations, but which offer rents that are less expensive than those in the Class A market. Additional demand, combined with a lack of new construction for the near term, leads us to believe that the overall Manhattan Class B vacancy rate will fall to 7.7% by 2001 and that the Class B vacancy rate in the combined area of Midtown and Midtown South will fall to 6.0% by 2001 (see Table 10).


Rosen Consulting Group                                                        17

Table 10 [Table regarding Manhattan Class B Office Market Trends from 1991 through the forecast for 2001]

                                    Table 10

                  Manhattan Class B Office Market Trends (000)

                             1991      1992      1993      1994      1995      1996      1Q97     1997f     1998f     1999f
                             ----      ----      ----      ----      ----      ----      ----     -----     -----     -----
Total Manhattan
Total Stock               172,940   172,940   173,028   173,028   173,028   173,028   173,028   173,028   173,028   173,028
New Construction              185         0        88         0         0         0         0         0         0         0
Net Absorption                      (1,342)       666     3,105     1,008     3,304     (341)     2,708     2,050     1,800
Occupied Stock            143,542   142,200   142,866   145,971   146,979   150,283   149,942   152,991   155,041   156,841
Vacancy Rate                17.0%     17.8%     17.4%     15.6%     15.1%     13.1%     13.3%     11.6%     10.4%      9.4%
Avg. Asking Rent         $  23.21  $  22.23  $  22.15  $  22.02  $  22.32  $  22.54  $  23.20  $  23.44  $  24.31  $  25.47
% Charge                              -4.2%     -0.4%     -0.6%      1.4%      1.0%                4.0%      3.7%      4.8%

Midtown + Midtown South
Total Stock               127,829   127,829   127,917   127,917   127,917   127,917   127,917   127,917   127,917   127,917
New Construction              185         0        88         0         0         0         0         0         0         0
Net Absorption                      (1,978)     1,144     3,032     1,532     1,711     (246)     2,002     1,515     1,331
Occupied Stock            107,755   105,777   106,921   109,954   111,485   113,197   112,951   115,199   116,714   118,045
Vacancy Rate                15.7%     17.3%     16.4%     14.0%     12.8%     11.5%     11.7%      9.9%      8.8%      7.7%
Avg. Asking Rent         $  23.17  $  22.24  $  21.89  $  22.15  $  22.78  $  23.00  $  23.88  $  24.11  $  25.22  $  26.68
% Charge                              -4.0%     -1.6%      1.2%      2.8%      1.0%                4.8%      4.6%      5.8%

Midtown
Total Stock                83,436    83,436    83,524    83,524    83,524    83,524    83,524    83,524    83,524    83,524
New Construction              185         0        88         0         0         0         0         0         0         0
Net Absorption                      (1,552)       833     1,403     1,128     1,303     (251)     1,307       990       869
Occupied Stock             70,954    69,402    70,235    71,638    72,766    74,069    73,818    75,376    76,366    77,234
Vacancy Rate                15.0%     16.8%     15.9%     14.2%     12.9%     11.3%     11.6%      9.8%      8.6%      7.5%
Avg. Asking Rent         $  26.29  $  25.25  $  24.86  $  24.78  $  25.42  $  25.05  $  25.87  $  26.31  $  27.58  $  29.23
% Charge                              -4.0%     -1.5%     -0.3%      2.6%     -1.5%                5.0%      4.8%      6.0%

Midtown South
Total Stock                44,393    44,393    44,393    44,393    44,393    44,393    44,393    44,393    44,393    44,393
New Construction                0         0         0         0         0         0         0         0         0         0
Net Absorption                        (426)       311     1,629       404       408         4       695       526       462
Occupied Stock             36,802    36,376    36,686    38,316    38,720    39,128    39,132    39,823    40,349    40,811
Vacancy Rate                17.1%     18.1%     17.4%     13.7%     12.8%     11.9%     11.9%     10.3%      9.1%      8.1%
Avg. Asking Rent         $  18.05  $  16.97  $  16.77  $  17.01  $  17.77  $  19.31  $  20.21  $  20.18  $  21.05  $  22.19
% Charge                              -6.0%     -1.2%      1.4%      4.5%      8.7%                4.5%      4.3%      5.4%

                            2000f     2001f
                            -----     -----

Total Manhattan
Total Stock               173,028   173,028
New Construction                0         0
Net Absorption              1,358     1,554
Occupied Stock            158,199   159,753
Vacancy Rate                 8.6%      7.7%
Avg. Asking Rent         $  26.89  $  28.58
% Charge                     5.5%      6.3%

Midtown + Midtown South
Total Stock               127,917   127,917
New Construction                0         0
Net Absorption              1,004     1,149
Occupied Stock            119,049   120,198
Vacancy Rate                 6.9%      6.0%
Avg. Asking Rent         $  28.42  $  30.53
% Charge                     6.5%      7.4%

Midtown
Total Stock                83,524    83,524
New Construction                0         0
Net Absorption                656       750
Occupied Stock             77,890    78,640
Vacancy Rate                 6.7%      5.8%
Avg. Asking Rent         $  31.21  $  33.59
% Charge                     6.8%      7.7%

Midtown South
Total Stock                44,393    44,393
New Construction                0         0
Net Absorption                348       399
Occupied Stock             41,159    41,558
Vacancy Rate                 7.3%      6.4%
Avg. Asking Rent         $  23.57  $  25.24
% Charge                     6.2%      7.1%

Sources: Historical data on construction, vacancy & rents- RELocate; Calculations and forecasts- RCG.

Demand Analysis

In order to capture the actual demand in the Manhattan Class B office market, we have utilized three measures (see Table 11). The first is gross leasing activity, which involves summing up all the leases signed in the market. This measures all leases, including renewals of existing leases and relocations within the market and, as a result, may lead to some double counting of space. It also includes pre-leasing of space in new buildings. However, it is a good measure of the overall health of the office marketplace. A second measure, derived from the vacancy rate, is calculated net absorption. Calculated net


Rosen Consulting Group                                                        18
absorption is a constructed data series created by examining the change in occupied stock. The change in occupied stock is, in turn, created by multiplying the occupancy rate (1- vacancy rate) by the total stock of space. It must be emphasized that this is a constructed data series to approximate historical net absorption. It is the best measure of net demand for office space. The third measure of office space demand is constructed from employment growth and is used to forecast office space demand. Specifically, job growth by office-using sectors is multiplied by an office space utilization factor, in this case 200 square feet per person for Class B space and 175 square feet per person for Class A space, to produce a forecasted net absorption of office space. All three measures of demand, gross leasing activity, calculated net absorption, and forecasted net absorption, must be viewed as proxies for demand because there are no official numbers to measure demand.

Table 11 [Table regarding Calculated/Forecasted Net absorption and Gross Leasing Activity Summary from 1992 through the forecast for 2001]

                                    Table 11
    Calculated/Forecasted Net Absorption and Gross Leasing Activity Summary

                           1992      1993      1994      1995    1996  1997f  1998f  1999f  2000f  2001f
                           ----      ----      ----      ----    ----  -----  -----  -----  -----  -----

Calculated/Forcasted Net Absorption

Class B
Total                   (1,342)       666     3,105     1,008   3,304  2,708  2,050  1,800  1,358  1,554
MT + MTS                (1,978)     1,144     3,032     1,532   1,711  2,002  1,515  1,331  1,004  1,149
Midtown                 (1,552)       833     1,403     1,128   1,303  1,307    990    869    656    750
Midtown South             (426)       311     1,629       404     408    695    526    462    348    399
Downtown                    636     (478)        72     (523)   1,592    706    534    469    354    405


Class A
Total                     4,828     2,343        14     (944)   3,890  4,740  3,588  3,150  2,377  2,720
MT + MTS                  4,883     2,105     (572)   (1,408)   3,370  3,329  2,520  2,212  1,669  1,910
Midtown                   4,848     2,107     2,006   (2,995)   3,149  3,217  2,435  2,138  1,613  1,846
Midtown South                35       (2)   (2,578)     1,587     222    112     85     74     56     64
Downtown                   (55)       238       587       465     520  1,411  1,068    938    708    810

Gross Leasing Activity
Total                    22,077    26,788    22,680    28,524

Class B                  10,722    12,516    10,654    12,876
MT + MTS                  8,651    10,439     9,016    10,349
Midtown                   5,749     6,850     6,139     6,997
Midtown South             2,902     3,589     2,878     3,352
Downtown                  2,071     2,077     1,637     2,527

Class A                  11,354    14,271    12,026    15,647
MT + MTS                  8,618    11,127     9,322    12,227
Midtown                   8,562    11,067     8,175    11,560
Midtown South                57        60     1,146       667
Downtown                  2,736     3,145     2,705     3,420

Sources:  RELocate, Rosen Consulting Group (RCG)

----------
* Class B space generally meets 3-4 of the following criteria, while Class A space meets at least 5: geographic location-prominence of area: age of building-those built after 1975; tenant roster-industry leaders occupy a significant amount of space; building size-in excess of 250,000 square feet; average asking rent-consistently above the area's average; amenities-including concierge and security. Examples of Class B buildings include the Graybar Building, the Kent Building, the Lincoln Building, the Fred French Building, Five and Seven Penn Plaza and 14 Wall Street.

** Midtown is defined as the north side of 32nd Street to 62nd Street, East River to the Hudson River. Midtown South is defined as Canal Street to the South Side of 32nd Street, East River to the Hudson River. Downtown is defined as Battery to Canal Street, East River to the Hudson River.


Rosen Consulting Group                                                        19

As Figures 8 and 9 show, gross leasing activity in Manhattan has been strong during the past several years. Between 1993 and 1996, gross leasing activity for the overall office market averaged 25 million square feet per year, and first quarter 1997 activity indicates that 1997 will be another strong year for leasing activity. This leasing activity signifies that the Manhattan office market is healthy.

Chart 8 [Bar chart regarding Gross Leasing Activity for Manhattan Class A Office from 1993 through the 1st quarter of 1997]

Chart 9 [Bar chart regarding Gross Leasing Activity for Manhattan Class B Office from 1993 through the 1st quarter of 1997]

Leasing activity for both Class A and B space is strongest in Midtown (see Figures 10 to 15). Traditional downtown tenants, such as banks and securities firms, have moved and are continuing to move to Midtown locations because they believe that Midtown amenities, such as a location that is more easily accessible to many employees, outweigh the cost savings of Downtown locations. Other tenants generating strong demand for Midtown office space include those in the advertising, printing and publishing, legal services, and communications industries. Among the largest Midtown leases during 1996 were pre-leases by publisher Conde Nast and the law firm of Skadden, Arps, Slate Meagher & Flom at the new Four Times Square building. The lease rates on these transactions were not high enough to justify the construction. Rather, they reflect the financial incentives that the developer, the Durst Organization, received.

In Midtown South, gross leasing activity increased during 1996 and is likely to strengthen further during 1997. Midtown South is largely a market of Class B space. It is becoming more desirable because it offers less expensive office space than Midtown and an improving quality of life as older buildings are renovated and neighborhoods improve. In fact, Class B space in the Midtown South area with good infrastructure is performing better than the overall Class B market. In addition to its traditional base of small companies, Midtown South is increasingly attracting back office operations and even primary office operations of companies that are finding it difficult to locate large blocks of contiguous space in Midtown. The most significant Midtown South transaction to occur in recent years has been the move of Credit Suisse First Boston to 11 Madison Avenue. Credit Suisse First Boston has consolidated several Manhattan offices into more than 1.6 million square feet in the building, which had been vacated by Metropolitan Life Insurance during 1994. Other tenants signing large leases at 11 Madison Avenue are Alexander & Alexander Services, Wells, Rich and Green, and Emanuel/Emanuel Ungaro. As buildings such as 11 Madison Avenu are renovated to accommodate these "name" tenants, they have been reclassified as Class A space. In addition, moves by these "name" tenants are spurring other tenants to consider Midtown South locations.


Rosen Consulting Group                                                        20

Chart 10 [Bar Chart regarding Class A Net Absorption for Midtown & Midtown South from 1992 through the forecast for 2001]

Chart 11 [Bar Chart regarding Class B Net Absorption for Midtown & Midtown South from 1992 through the forecast for 2001]

Chart 12 [Bar Chart regarding Class A Net Absorption for Midtown Manhattan from 1992 through the forecast for 2001]

Chart 13 [Bar Chart regarding Class B Net Absorption for Midtown Manhattan from 1992 through the forecast for 2001]

Chart 14 [Bar Chart regarding Class A Net Absorption for Midtown South from 1992 through the forecast for 2001]

Chart 15 [Bar Chart regarding Class B Net Absorption for Midtown South from 1992 through the forecast for 2001]

Chart 16 [Bar Chart regarding Class A Net Absorption for Downtown Manhattan from 1992 through the forecast for 2001]

Chart 17 [Bar Chart regarding Class B Net Absorption for Downtown Manhattan from 1992 through the forecast for 2001]


Rosen Consulting Group                                                        21

Efforts to revitalize Downtown New York are beginning to pay off. The Downtown Commercial Revitalization Program offers a mix of commercial rent tax, real estate tax, and energy expense relief to tenants who sign new or renew leases in buildings constructed before 1975. Another part of the program generating significant activity is the incentive to encourage the conversion of older, obsolete buildings to residential use. Most tenants considering Downtown are financial services companies, high tech start-up companies, and large tenants that have been forced out of Midtown by lack of available space. For example, numerous new media and high tech companies have leased space at 55 Broad Street, which has been transformed into the New York Information Technology Center. Going forward, Downtown office market conditions will strengthen as obsolete space is renovated and converted to other uses. In addition, as old office space is converted to residential uses, Downtown will become more of a 24-hour city, which will make it more attractive to office users and will also contribute further to the areas revitalization.

In recent years, strong growth in business services and the stabilization of the commercial banking industry have fueled net absorption throughout the office market. Office demand growth surged in 1996, causing calculated net absorption in Manhattan for the overall market to surpass 7.1 million square feet. About
3.3 million square feet, or about 46%, of this absorption occurred in Class B buildings (see Table 11 on page 19). Class B overall net absorption was negative during the first quarter of 1997, but we do not believe that this creates cause for concern.


Rosen Consulting Group                                                        22

Forecasted Demand Analysis

Forecasted net absorption is based on the number of office occupying jobs created. As Table 12 shows, FIRE sector employment growth was slightly weak through 1996, although it has picked up in recent months. Mergers continue in the banking industry, but many of the jobs lost are in the retail banking sector and involve employees working at retail branches, rather than in offices. In addition, other employment sectors, whose employees typically do not occupy office space, are more likely to occupy office space in New York. For example, manufacturing, textile and communications companies in New York frequently have a management presence in the city as opposed to physical operations. As a result, RCG conservatively estimates that 10% of private sector jobs, excluding FIRE and services, will occupy office space. Assuming each new employee occupies about 175 to 200 square feet, an average of 5.2 million square feet on net will be absorbed annually between 1997 and 2001. From 1991 through the first quarter of 1997, about one-third of the calculated net absorption in Manhattan has occurred in Class B space. Assuming that this trend will continue through 2001, net absorption will be sufficient to cause the overall Class B vacancy rate to fall to 7.7% in 2001 and rent growth to accelerate to about 6.3% per year.

Table 12 [Table re: New York MSA Office Employment Growth from 1991 through the forecast for 2001]

                                    Table 12
                  New York MSA Office Employment Growth (000)

                                 1991      1992      1993     1994     1995     1996    1997f    1998f    1999f    2000f    2001f
                                 ----      ----      ----     ----     ----     ----    -----    -----    -----    -----    -----
Office Occupy. FIRE Jobs        528.1     508.0     505.0    513.3    505.5    504.1    506.6    509.2    511.7    512.7    514.3
  Security & Commod. Brok.      131.5     133.2     137.8    148.6    147.5    150.0
  Depository Institutions       163.9     148.3     142.3    139.2    134.0    130.2
  Nondepository Institutions      9.7       9.1       9.3      9.5      9.5      9.5

Office Occupy. Svcs. Jobs       674.7     663.3     676.2    693.0    710.0    742.0    777.8    801.9    822.7    839.2    857.6
  Business Services             243.0     233.9     240.2    248.4    254.7    273.7
  Legal Services                 76.5      74.6      74.4     73.8     72.7     73.1
  Membership Orgs                61.6      61.1      61.7     62.1     63.0     64.4
  Engin. & Mgmt Svcs            100.9      98.4     100.3    102.9    106.0    111.1
  Other                         192.7     195.3     199.6    205.8    213.6    219.7

Other Private Sector Ofc        527.9     517.9     520.5    525.0    529.2    537.0    545.4    554.1    561.8    567.7    574.5

Total Office Jobs in MSA      1,730.7   1,689.2   1,701.7  1,731.3  1,744.6  1,783.1  1,829.8  1,865.2  1,896.2  1,919.6  1,946.4
New Ofc. Jobs Created in MSA  (108.7)    (41.6)      12.5     29.6     13.4     38.5     46.7     35.3     31.0     23.4     26.8
New Ofc. Jobs Created in NYC   (94.6)    (36.2)      10.9     25.8     11.6     33.5     40.6     30.8     27.0     20.4     23.3

Sources:  Bureau of Labor Statistics, Forecast-Rosen Consulting Group (RCG).


Rosen Consulting Group                                                        23

Supply Analysis

Improvement in the Manhattan office market is a function of both forecasted construction and demand growth. Currently, little construction is underway, planned or proposed, and all of the activity is occurring in Midtown. The only major project underway is the Durst Organizations 1.5 million square-foot Four Times Square office project thatis scheduled for completion in 1999. The developer received tax incentives to make this project economically feasible. Limited build-to-suit construction is also occurring for tenants with specific needs. For example, LVMH, the parent of Louis Vuitton, is building a 23-story, 103,000 square-foot office building at 17 to 21 East 57th Street between Fifth and Madison Avenues. The building, scheduled for completion in the fourth quarter of 1997, will contain Louis Vuittons flagship store on its ground floor. In addition, the German Mission to the United Nations is building a 23-story, 112,000 square-foot headquarters at 871 United Nations Plaza that will be completed in mid 1998.

Forecasted Supply Analysis

Several factors are limiting new construction, including the lack of available sites, the long lead time for new development, and current market rents that are well below those needed to justify new construction. Assuming development costs of approximately $358 per square foot, an expected return of 10%, and no tax incentives for development, an effective rent of approximately $55 is needed to make construction economically viable (see Table 13).

As leasing options diminish and the market anticipates strong increases in rents, construction activity will return to the market. Already, several office buildings have been proposed. As part of the Times Square Redevelopment Plan, office buildings could be constructed on the southwest and northwest corners of Seventh Avenue and 42nd Street. Another potential development site is on 42nd Street above the 42nd Street subway station between Seventh Avenue and Broadway. Given the success of its Four Times Square project, the Durst Organization may team up with developer George Klein to build on one of these sites. Another prime developable site is 383 Madison Avenue, where Chase Manhattan Bank is reportedly considering a build-to-suit. The site could hold a building of up to 800,000 square feet. In addition, the New York Metropolitan Transportation Authority is considering nine mixed-use proposals for the New York Coliseum Site, four of which include office components ranging from 1.2 million square feet to 700,000 square feet. However, given the long lead time for new construction, even if announced during 1997, none of these projects would be completed until at least 2000, at which time forecasted market rents could better justify new construction. Even if several of these buildings are constructed, because of the size of the market, the new supply will have little overall impact on the market.

Table 13 [Table re: Midtown Manhattan Class A Office Market Economic Rents in 1996]

                                    Table 13
                    Midtown Manhattan Class A Office Market
                         Economic Rents in 1996 ($/SF)

Land                                                                     $ 85.00
Hard Costs (Core & Shell)                                                 150.00
Soft Costs                                                                 46.25
Tenant Improvements                                                        50.00
Leasing Commissions                                                        26.41

Total Development Costs                                                  $357.66

NOI Necessary to Achieve 10% Return                                        35.77
Plus: Stabilized Vacancy (5%)                                               2.75
Plus: Expenses                                                             16.50

Effective Rent Necessary to Achieve 10% Return                           $ 55.02

1996 Midtown Class A Asking Office Rent                                  $ 38.76

Sources: RELocate, Cushman & Wakefield, Rosen Consulting Group Estimates


Rosen Consulting Group                                                        24

Rent Analysis

Compared to other major world business centers, office rents in Manhattan are relatively inexpensive, making the area attractive to foreign companies. A January 1997 world survey of office rents by Richard Ellis Company ranked Midtown Manhattan 13th and Downtown Manhattan 37th among major business centers around the world. Midtown Manhattan was less expensive than Bombay, Hong Kong, Tokyo, London, Moscow, New Delhi, Singapore, Beijing, Shanghai and Paris.

Rent growth is inversely related to the vacancy rate. When market conditions tighten and the market vacancy rate falls below the optimal vacancy rate, rent growth accelerates. The optimal vacancy rate is the vacancy rate at which neither excess supply or demand exists, and it is determined by examining the historical relationship between vacancy rates and rent growth. The combined Midtown and Midtown South Manhattan Class B office vacancy rate was at its highest in 1992, during which time average asking rents fell the most (see Figure 16). Since 1992, the Class B office vacancy rate has decreased, and as the actual vacancy rate has approached the optimal vacancy rate, average asking rents stabilized and began to rise again in 1995.

Chart 16 [Bar Chart re: Office Vacancy Rates and Asking Rents for Midtown & Midtown South for Class B for 1991 through the forecast for 2001]


Rosen Consulting Group                                                        25

To forecast rent growth, we use a stock-adjustment disequilibrium model in which we assume that future rent growth will be a function of inflation plus a coefficient times the difference between the optimal vacancy rate and the market vacancy rate. Based on our forecasted vacancy rates, we believe that, by 2001, the overall Class B vacancy rate will fall to 7.7% which will cause average asking rents to increase 6.3% during that year (see Table 14). Class B average asking rent growth in the combined Midtown and Midtown South areas will be 7.4% in 2001, while Downtown rent growth is forecasted to be 5.2% in 2001.

Table 14 [Table re: Summary of Manhattan Office Market Rent Growth from 1992 through the forecast for 2001]

                                    Table 14
                 Summary of Manhattan Office Market Rent Growth

                1992    1993    1994    1995    1996    1997f   1998f    1999f   2000f   2001f
                ----    ----    ----    ----    ----    -----   -----    -----   -----   -----
Class B
Total           -4.2%   -0.4%   -0.6%    1.4%    1.0%    4.0%    3.7%    4.8%    5.5%    6.3%
MT + MTS        -4.0%   -1.6%    1.2%    2.8%    1.0%    4.8%    4.6%    5.8%    6.5%    7.4%
Midtown         -4.0%   -1.5%   -0.3%    2.6%   -1.5%    5.0%    4.8%    6.0%    6.8%    7.7%
Midtown South   -6.0%   -1.2%    1.4%    4.5%    8.7%    4.5%    4.3%    5.4%    6.2%    7.1%
Downtown        -4.6%    2.3%   -4.4%   -1.0%    0.8%    2.6%    2.4%    3.5%    4.3%    5.2%

Class A
Total           -8.1%   -2.4%    0.1%    3.2%   -1.0%    1.8%    3.5%    5.8%    6.4%    7.4%
MT + MTS        -9.9%   -3.5%    2.4%    7.2%    1.1%    3.2%    5.0%    6.0%    6.5%    7.2%
Midtown         -9.9%   -3.5%    5.9%    5.0%    1.1%    3.6%    5.5%    6.1%    6.6%    7.2%
Midtown South   -5.1%    2.1%   23.9%    0.4%   -0.5%   -2.9%   -1.1%    0.5%    1.7%    3.0%
Downtown        -2.7%   -0.1%   -4.4%   -6.6%   -3.9%   -0.3%    1.5%    3.2%    4.3%    5.6%

Sources:  RELocate, Rosen Consulting Group (RCG)

Forecasted Office Market Trends

The growth in demand for office space in Midtown Manhattan will be moderately strong over the next five years. Employment growth in the key office-consuming sectors such as finance, securities, legal services, and accounting will accelerate through 1997, before slowing through 1999 and increasing again through 2001. When combined with growth in other office occupying sectors, an average of 28,400 office space-consuming jobs will be created annually in New York City between 1997 and 2001. Assuming a coefficient of space used per office employee of 175 to 200 square feet, that one-third of the space absorbed is Class B space, and that about half of the Class B space is in Midtown with another fourth in each Midtown South and Downtown, the forecasted net absorption for Class B space would be almost 1.9 million square feet per year.

While demand for office space in Midtown will be strong, no significant new construction is expected until the Durst project is completed in 1999. As a result, we expect the Class B vacancy rate to fall to 6.0% in the combined Midtown and Midtown South areas, and 12.3% in Downtown by 2001 (see Appendix Table A.1 for Downtown Class Bforecast). Even with a small amount of new construction between 1999 and 2001, the Class A vacancy rate is expected to fall to 6.4% in the combined Midtown and Midtown South areas, and 7.9% in Downtown by 2001 (see Appendix Tables A.3 to A.6). As the vacancy rates fall, growth in Class B average asking rents will accelerate to 7.4% in the combined Midtown and Midtown South areas and 7.1% in Downtown.


Rosen Consulting Group                                                        26

Based on the economic rents needed to justify new construction calculated in Table 13, we believe that the potential exists for significant revenue growth in the Manhattan marketplace as rental and occupancy rates for office properties recover to levels that would provide a reasonable return on investment to a developer of a new Class A multi-tenant office building (see Table 15).

Table 15 [Table re: Estimated Economic Rent Analysis for Multi-tenant Office Buildings (Per Net Rentable Square Foot)]

                                    Table 15
                        Estimated Economic Rent Analysis
                         Multi-tenant Office Buildings
                         (Per Net Rentable Square Foot)

Development Costs                                                     $ 357.66
Estimated Economic Rents                                              $  55.02
1996 Midtown Class A Asking Rental Rates                              $  38.76
Increase in Class A Rental Rates Necessary                            $  16.26
  to Reach Economic Rent
Percentage Increase in Class A Rental Rates Necessary                    42.0%
  to Reach Economic Rents

Source:  Rosen Consulting Group Estimates


Appendix
--------


Table A.1 [Table re: Downtown Manhattan Class B Office Market Trends from 1991 through the forecast for 2001]


                                   Table A.1
             Downtown Manhattan Class B Office Market Trends (000)


                          1991    1992     1993      1994     1995     1996      1Q97      1997+    1998+    1999+    2000+    2001+
                          ----    ----     ----      ----     ----     ----      ----      -----    -----    -----    -----    -----
Total Stock             45,112  45,112   45,112    45,112   45,112   45,112    45,112    45,112   45,112   45,112   45,112   45,112
New Construction             0       0        0         0        0        0         0         0        0        0        0        0
Net Absorption                     636     (478)       72     (529)   1,592       (95)      706      834      469      354      405
Occupied Stock          35,787  36,423   35,845    36,017   36,494   37,086    36,891    37,792   39,327   38,795   39,150   39,555
Vacancy Rate             20.7%   19.3%    20.3%     20.2%    21.3%    17.6%       18%     18.2%      15%      14%    13.2%    12.3%
Avg. Asking Rent        $22.90  $22.22  $ 22.74    $21.75  $ 21.53   $21.71   $ 21.94    $22.27   $22.79   $23.59   $24.60   $25.88
 % Change                        -4.6%     2.3%     -4.4%    -1.0%     0.5%                2.8%     2.4%     3.5%     4.3%     5.2%

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-ROG.

Table A.2 [Table re: Overall Manhattan Class A Office Market Trends from 1991 through the forecast for 2001]

                                   Table A.2
              Overall Manhattan Class A Office Market Trends (000)

                    1991     1992     1993     1994      1995      1996     1Q97     1997+    1998+       1999+      2000+    2001+
                    ----     ----     ----     ----      ----      ----     ----     -----    -----       -----      -----    -----
Total Stock        204,871  204,871  206,284  206,284   206,284   206,284  206,284  206,284  206,284     206,284    206,284  206,284
New Construction      2577        0      413        0         0         0        0        0        0       1,500      1,000    1,000
Net Absorption                4,828    2,343       14      (944)    3,890    2,745    4,740    3,588       3,150      2,377    2,720
Occupied Stock     157,799  172,627  174,970  174,935   174,041   177,831  150,876  182,571  186,269     189,409    191,786  194,506
Vacancy Rate         18.1%    15.7%    14.8%    14.8%     15.2%     13.3%      12%      11%     9.3%        8.4%       7.7%     6.8%
Avg. Asking Rent    $38.01   $34.92   $34.09   $34.12    $35.20    $34.83   $32.87   $35.46   $36.71      $35.85     $41.39   $44.37
 % Change                     -9.1%    -2.4%     0.1%      9.2%     -1.0%              1.8%     3.5%        5.8%       6.4%     7.4%

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-ROG.

Table A.3 [Table re: Midtown & Midtown South Class A Office Markets Trends from 1991 through the forecast for 2001]

                                   Table A.3
          Midtown and Midtown South Class A Office Market Trends (000)

                    1991     1992     1993     1994       1995     1996     1Q97      1997+     1998+     1999+    2000+     2001+
                    ----     ----     ----     ----       ----     ----     ----      -----     -----     -----    -----     -----
Total Stock       143,752  143,752  143,752   143,752   143,752   143,752  144,165   144,165   144,165   145,665  146,665   147,665
New Construction     2577        0      413         0         0         0        0         0         0     1,600    1,000      1000
Net Absorption               4,883    2,105      (572)   (1,408)    3,370    2,293     3,329     2,620     2,212    1,669     1,910
Occupied Stock    118,170  123,053  125,158   124,585   139,177   126,647  126,640   129,676   132,396   134,608  138,277   138,187
Vacancy Rate        17.8%    14.4%    19.2%     13.6%     14.6%     12.2%    10.8%      9.9%      9.2%      7.6%     7.1%      6.4%
Avg. Asking Rent   $39.58   $35.66   $34.40    $35.23    $37.78    $38.17   $35.49    $39.40    $41.38    $43.87   $46.72    $50.07
 % Change                    -9.9%    -3.5%      2.4%      7.2%      1.1%               9.2%      5.0%      6.0%     6.5%      7.2%

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-ROG.

Table A.4 [Table re: Manhattan Class A Office Market Trends from 1991 through the forecast for 2001]

                                   Table A.4
              Midtown Manhattan Class A Office Market Trends (000)

                       1991     1992     1993     1994       1995      1996      1Q97     1997+   1998+    1999+    2000+    2001+
                       ----     ----     ----     ----       ----      ----      ----     -----   -----    -----    -----    -----
Total Stock           138,902  138,902  139,315  139,315    139,315   139,315   139,315  139,315  139,315  140,815  141,815  142,815
New Construction         2377        0      418        0          0         0         0        0        0    1,500    1,000    1,000
Net Absorption                   4,848    2,107    2,006     (2,995)    3,149     2,229    3,217    2,435    2,138    1,613    1,846
Occupied Stock        113,489  118,331  120,498  122,444    119,449   122,585   124,827  125,814  128,249  130,387  132,000  133,846
Vacancy Rate            16.3%    14.8%    13.8%    12.1%      14.3%     12.0%     10.4%     9.7%     7.9%     7.4%     6.9%     6.3%
Avg. Asking Rent       $39.69   $35.75   $34.49   $36.51     $38.34    $36.76    $35.93   $40.16   $42.35   $44.93   $47.89   $51.34
 % Change                        -9.9%    -3.6%     6.9%       5.0%      1.1%               3.5%     5.5%     6.1%     6.6%     7.8%

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-ROG.

Table A.5 [Table re: Midtown South Manhattan Class A Office Market Trends from 1991 through the forecast for 2001]

                                   Table A.5
           Midtown South Manhattan Class A Office Market Trends (000)

                        1991     1992      1993     1994     1995      1996      1Q97     1997+     1998+   1999+    2000+    2001+
                        ----     ----      ----     ----     ----      ----      ----     -----     -----   -----    -----    -----
Total Stock             4,849    4,849    4,849    4,849     4,849     4,849     4,849    4,849     4,849   4,849    4,849    4,849
New Construction            0        0        0        0         0         0         0        0         0       0        0        0
Net Absorption                      35       (2)  (2,578)    1,587       222        64      112        85      74       56       64
Occupied Stock          4,686    4,722    4,719    2,141     3,728     3,950     4,013    4,062     4,147   4,221    4,277    4,341
Vacancy Rate             3.4%     2.6%     2.7%    55.9%     23.1%     18.5%     17.2%    16.2%     14.5%   13.0%    11.8%    10.5%
Avg. Asking Rent       $22.71   $21.55   $22.01   $27.26    $27.38    $27.23    $27.84   $26.43    $26.14  $26.26   $28.73   $27.54
 % Change                        -6.1%     2.1%     23.9%     0.4%     -0.6%              -2.9%     -1.1%    0.5%     1.7%     3.0%

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-ROG.

Table A.6 [Table re: Downtown Manhattan Class A Office Market Trends from 1991 through the forecast for 2001]

                                   Table A.6
             Downtown Manhattan Class A Office Market Trends (000)

                       1991     1992     1993     1994       1995       1996      1Q97    1997+     1998+  1999+    2000+    2001+
                       ----     ----     ----     ----       ----       ----      ----    -----     -----  -----    -----    -----
Total Stock            61,120   61,120   61,120   61,120     61,120     61,120    61,120   61,120    61,120 61,120   61,120  61,120
New Construction            0        0        0        0          0          0         0        0         0      0        0       0
Net Absorption                     (55)     238      587        485        520       452    1,411     1,068    938      708     610
Occupied Stock         49,629   49,574   49,913   50,399     50,864     51,363    51,636   52,795    53,683 54,801   55,508  56,316
Vacancy Rate            18.8%    18.9%    18.5%    17.5%      16.8%      15.9%     15.2%    13.5%     11.9%  10.3%     9.2%    7.9%
Avg. Asking Rent       $34.52   $33.60   $33.55   $32.06     $29.96     $38.79    $28.64   $26.70    $29.14 $30.05   $31.36  $33.12
 % Change                        -2.7%    -0.1%    -4.4%      -5.5%      -3.9%              -0.3%      1.6%   3.2%     4.3%    5.6%

Sources: Historical data on construction, vacancy & rents-RELocate; Calculations and forecasts-ROG.

Rosen Consulting Group                                                        27